ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS
P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, May 2, 2018 InflaRx N.V. Winzerlaer Strasse 2 07745 Jena Germany
Exhibit 5.1

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon drafts or pdf copies, as the case may be, of each of the Corporate Documents and Reviewed Documents and we have assumed that the Reviewed Documents have been or shall be, as the case may be, entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union.

Amsterdam Brussels London Luxemburg New York Rotterdam
82042463 M 23924837/ 5

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This opinion letter, the opinions expressed therein, and any matters relating thereto are governed by and are to be construed and interpreted in accordance with Netherlands law.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been declared effective by the SEC in the form of the draft reviewed by us;

c.	(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions, (ii) the Current Articles are the Articles of Association currently in force and (iii) the Current Articles are the Articles of Association as they will be in force at each Relevant Moment;

d.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend) or (vi) been made subject to

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similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support the items (i) through (v) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred.

e.	the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Resolutions and the Deeds of Issue are complete and correct and the Resolutions correctly reflect the resolutions recorded therein;

f.	any contribution in kind (inbreng anders dan in geld) on Existing Offer Shares or Existing Option Shares has been validly contributed and transferred to the Company in satisfaction of the obligation to pay up such Shares in full and has been validly accepted by the Company, in each case in accordance with applicable law and as described in the relevant Deeds of Issue, the value of any such contribution was sufficient to pay up such Shares, and any formalities stipulated by applicable law in respect of any such contribution have been complied with;

g.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company;

h.	none of the members of the Company's board of directors has a direct or indirect personal interest which conflicts with the interest of the Company and the business connected with it in respect of any of the resolutions recorded in the Resolutions or the matters contemplated thereby;

i.	the Deeds of Issue have been validly signed and executed on behalf of the parties thereto;

j.	the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the NFSA and the rules promulgated thereunder;

k.	the Option (i) has been validly granted as a right to subscribe for Shares (recht tot het nemen van aandelen) (to the extent it is exercisable vis-à-vis the Company), (ii) shall be in full force and effect upon being exercised and (iii) shall have been validly exercised in accordance with the terms of the Underwriting Agreement; and

l.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

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Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Offer Shares and Option Shares

2.	The Existing Offer Shares and the Existing Option Shares have been validly issued, are fully paid and are non-assessable.

3.	Subject to receipt by the Company of payment in full for the New Offer Shares and the New Option Shares (if any) as provided for in the relevant Reviewed Documents, and when issued and accepted in accordance with the Resolutions and the relevant Reviewed Documents, the New Offer Shares and the New Option Shares (if any) shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	The opinion expressed in paragraph 1 (Corporate Status) of this opinion letter must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company's management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

C.	Pursuant to Section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the

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objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that by entering into the Reviewed Documents the Company would transgress the description of the objects contained in the Current Articles. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e. duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring), set-off (verrekening), and other defences afforded by Netherlands law to obligors general.

E.	The term "non-assessable" has no equivalent in the Dutch language and

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for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption "Legal Matters".

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A

LIST OF DEFINITIONS

"Anti-Boycott Regulation"

the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

"Articles of Association"	the articles of association of the Company, as they may read from time to time
"Commercial Register"	the Netherlands Commercial Register (handelsregister)
"Company"	InflaRx N.V., a naamloze vennootschap, registered with the Commercial Register under number 68904312
"Corporate Documents"	the Deed of Incorporation, the Deed of Conversion, the Current Articles, the Extract, the Resolutions and the Registration Statement
"Current Articles"	the Articles of Association as they read after the execution of the Deed of Conversion, following which, according to the Extract, no amendment to the Articles of Association was effected
"Deed of Conversion"	the deed of conversion of the Company's legal form and amendment to the Articles of Association dated November 8, 2017
"Deed of Incorporation"	the deed of incorporation (akte van oprichting) of the Company, dated June 6, 2017
"Deeds of Issue"

the notarial deeds of issue of Existing Offer Shares and Existing Option Shares between the Company and the respective Selling Shareholders, each dated November 8, 2017, the draft deed of issue of New Offer Shares with reference number 82042463 M 23927226, and

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the draft deed of issue of New Option Shares with reference number 82042463 M 23927227
"Existing Offer Shares"	1,500,000 Shares issued to the respective Selling Shareholders pursuant to the relevant Deeds of Issue
"Existing Option Shares"

up to 100,000 Shares, or such lesser number of Shares in respect of which the Option is exercised vis-à-vis the Selling Shareholders, issued to the respective Selling Shareholders pursuant to the relevant Deeds of Issue

"Extract"	an extract from the Commercial Register relating to the Company, dated the date of this opinion letter
"Insolvency Registers"

i.              the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.             the Amsterdam court (location Amsterdam) bankruptcy clerk’s office

"NautaDutilh"	NautaDutilh N.V.
"NCC"	the Netherlands Civil Code (Burgerlijk Wetboek)
"New Offer Shares"	1,500,000 Shares issuable by the Company
"New Option Shares"	up to 350,000 Shares, or such lesser number of Shares in respect of which the Option is exercised vis-à-vis the Company, issuable by the Company
"NFSA"	the Netherlands Financial Supervision Act (Wet op het financieel toezicht)

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"Offer Shares"	the Existing Offer Shares and New Offer Shares
"Offering"

the offering of the respective Offer Shares and Option Shares by the Company and the Selling Shareholders and the admission to listing and trading of the New Offer Shares and the New Option Shares, if any, on the NASDAQ Global Select Market

"Option Shares"	the Existing Option Shares and New Option Shares
"Option"	the option to acquire Option Shares to be granted to the Underwriters pursuant to the Underwriting Agreement and the relevant Resolutions
"Registration Statement"	the Company's registration statement on Form F-1 under the U.S. Securities Act of 1933 filed or to be filed with the SEC in connection with the Offering, in the form reviewed by us
"Relevant Moment"	each time when New Offer Shares or New Option Shares are issued pursuant to the respective Deeds of Issue
"Resolutions"

the following documents:

-     the written resolution of the general meeting of the Company, dated October 30, 2017 and November 8, 2017;

-     the written resolution of the board of directors of the Company, dated April 23, 2018;

-     the draft written resolutions of the pricing committee established by the board of directors of the Company, with reference numbers 82042463 M 23927223 and 82042463 M 23927225

"Reviewed Documents"	the Underwriting Agreement and the Deeds of

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Issue
"SEC"	the United States Securities and Exchange Commission
"Selling Shareholders"	KfW Anstalt des öffentlichen Rechts and Private Equity Thüringen GmbH & Co. KG
"Shares"	common shares in the capital of the Company, having a nominal value of EUR 0.12 each
"the Netherlands"	the European territory of the Kingdom of the Netherlands
"Underwriters"	the underwriters named in the Underwriting Agreement
"Underwriting Agreement"	the draft underwriting agreement to be entered into between the Company and the Representatives, as defined therein, acting on behalf of the Underwriters, in the form reviewed by us